Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statements on Forms S-3/A (No. 333-122611 and No. 333-120821) and Form S-8 (No. 333-111691) of First Potomac Realty Trust of our report dated January 28, 2005 with respect to the statement of revenues and certain expenses for the year ended December 31, 2003 of Windsor at Battlefield Park, which report appears in the Current Report on Form 8-K/A of First Potomac Realty Trust filed October 20, 2005. Our report on the statement of revenues and certain expenses of Windsor at Battlefield Park indicates that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be complete presentation of the expenses of Windsor at Battlefield Park and as described in the notes to the statement of revenues and certain expenses, the expenses reported exclude some expenses of Windsor at Battlefield Park and may not be comparable with those resulting from the proposed future operations of Windsor at Battlefield Park.
/s/ KPMG LLP
McLean, Virginia
October 20, 2005